Exhibit 4.4

EXECUTION VERSION

HCA INC.,

as Issuer,

HCA HOLDINGS, INC.,

as Parent Guarantor,

LAW DEBENTURE TRUST COMPANY OF NEW YORK,

as Trustee,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Paying Agent, Registrar and Transfer Agent

5.875% Senior Notes due 2026

SUPPLEMENTAL INDENTURE NO. 14

Dated as of December 8, 2015

To BASE INDENTURE

Dated as of August 1, 2011

SUPPLEMENTAL INDENTURE NO. 14 (the “Fourteenth Supplemental Indenture”), dated as of December 8, 2015, among HCA Inc., a Delaware corporation (the “Issuer”), HCA Holdings, Inc. (the “Parent Guarantor”), Law Debenture Trust Company of New York, as Trustee, and Deutsche Bank Trust Company Americas, as Paying Agent, Registrar and Transfer Agent.

W I T N E S S E T H

WHEREAS, the Issuer, the Parent Guarantor and the Trustee have executed and delivered a base indenture, dated as of August 1, 2011 (as amended, supplemented or otherwise modified from time to time, the “Base Indenture”) to provide for the future issuance of the Issuer’s senior debt securities to be issued from time to time in one or more series;

WHEREAS, the Issuer and the Parent Guarantor have heretofore executed and delivered to the Trustee a supplemental indenture, dated as of November 13, 2015 (together with the Base Indenture, the “Thirteenth Supplemental Indenture”), providing for the issuance of $1,000,000,000 aggregate principal amount of 5.875% Senior Notes due 2026 (the “Initial Notes”);

WHEREAS, pursuant to Section 2.01 of the Thirteenth Supplemental Indenture, the Issuer may create and issue, from time to time without notice to or consent of any holder of the Initial Notes, additional notes that are subject to the provisions of the Thirteenth Supplemental Indenture upon written order of the Issuer to the Trustee in the form of an Authentication Order specifying the amount and series of such notes to be authenticated and the date on which the notes are to be authenticated by the Trustee;

WHEREAS, the Issuer is issuing an additional $500,000,000 aggregate principal amount of its 5.875% Senior Notes due 2026 (the “Additional Notes”) with the same terms as the Initial Notes;

WHEREAS, pursuant to Section 2.01 of the Thirteenth Supplemental Indenture, the Issuer, the Parent Guarantor and the Trustee are authorized to execute and deliver this Fourteenth Supplemental Indenture without the consent of the holders, and the conditions set forth in the Thirteenth Supplemental Indenture for the execution and delivery of this Fourteenth Supplemental Indenture have been complied with; and

WHEREAS, all other actions necessary to make this Fourteenth Supplemental Indenture a legal, valid and binding agreement of the Issuer and the Parent Guarantor, in accordance with its terms, and a supplement to, the Thirteenth Supplemental Indenture, have been performed;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Definitions. Capitalized terms used herein without definition shall have the meanings assigned to them in the Thirteenth Supplemental Indenture.

(2) Provisions of the Thirteenth Supplemental Indenture. The provisions of the Thirteenth Supplemental Indenture shall apply to the Additional Notes and any certificated Additional Notes in definitive form issued in exchange therefor in the exact same manner as they apply to the Initial Notes and any certificated Initial Notes in definitive form issued in exchange therefor. The Additional Notes and the Initial Notes will be treated as a single series for all purposes under the Thirteenth Supplemental Indenture and will have identical terms, other than their issue date and issue price. The Additional Notes will accrue interest from November 13, 2015 and have a first Interest Payment Date of August 15, 2016.

(3)	Effect of Fourteenth Supplemental Indenture.

(a) This Fourteenth Supplemental Indenture is a supplemental indenture within the meaning of Section 2.01 of the Thirteenth Supplemental Indenture, and the Thirteenth Supplemental Indenture shall be read together with this Fourteenth Supplemental Indenture and shall have the same effect over the Additional Notes, in the same manner as if the provisions of the Thirteenth Supplemental Indenture and this Fourteenth Supplemental Indenture were contained in the same instrument.

(b) In all other respects, the Thirteenth Supplemental Indenture is ratified and confirmed by the parties as supplemented by the terms of this Fourteenth Supplemental Indenture.

(4) Note Forms. The Additional Notes issued by the Issuer pursuant to this Fourteenth Supplemental Indenture shall be substantially in the form of Exhibit A to the Thirteenth Supplemental Indenture giving effect to the provisions of Section (2) above.

The Additional Notes may have notations, legends or endorsements required by law, stock exchange rule or usage in addition to those set forth in Exhibit A to the Thirteenth Supplemental Indenture.

(5) Governing Law. THIS FOURTEENTH SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6) Counterparts. The parties may sign any number of copies of this Fourteenth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourteenth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

(9) Severability Clause. In case any provision in this Fourteenth Supplemental Indenture or in the Additional Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(10) Successors. All agreements of the Issuer and the Parent Guarantor in this Fourteenth Supplemental Indenture shall bind their successors. All agreements of the Trustee and the Paying Agent, Registrar and Transfer Agent in this Fourteenth Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Fourteenth Supplemental Indenture to be duly executed, all as of the date first above written.

HCA INC.

By:	/s/ David G. Anderson
Name:	David G. Anderson
Title:	Senior Vice President – Finance

HCA HOLDINGS, INC., as Parent Guarantor

By:	/s/ David G. Anderson
Name:	David G. Anderson
Title:	Senior Vice President – Finance

[Signature Page to Supplemental Indenture No. 14]

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Trustee

By:	/s/ James D. Heaney
Name:	James D. Heaney
Title:	Managing Director

[Signature Page to Supplemental Indenture No. 14]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Paying Agent, Registrar and Transfer Agent

By: Deutsche Bank National Trust Company

By:	/s/ Debra A. Schwalb
Name:	Debra A. Schwalb
Title:	Vice President

By:	/s/ Robert S. Peschler
Name:	Robert S. Peschler
Title:	Vice President

[Signature Page to Supplemental Indenture No. 14]